Exhibit 99.2

U.S. FEDERAL JUDGE APPROVES CIVIL SETTLEMENT BETWEEN FOUR OAKS FINCORP, INC. AND FOUR OAKS BANK & TRUST COMPANY AND THE U.S. DEPARTMENT OF JUSTICE.

Company Release – 04/28/2014 08:48

RALEIGH, N.C. – (Business Wire)  U.S. District Court Judge Terrance Boyle signed a consent order late Friday, April 25th, approving the civil settlement between Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”) , the Bank and the United States Department of Justice regarding the Bank’s contracts with third-party payment processors.

The Bank has agreed to pay a $1.2 million civil penalty and to abide by certain conditions relating to the provision of banking services for some categories of merchants.  The Bank did not admit any facts alleged in the accompanying complaint nor did the Bank admit to any liability.

The Company’s Board felt that this settlement was in the Bank’s best interest in order to avoid a lengthy and protracted legal fight and so that the Bank could continue to focus on its primary business, which is serving its local communities.  The Bank is a community-based bank, and its mission is to build a stronger bank by helping its neighbors and customers.

In addition, the Company and Bank have cooperated fully with the U.S. Department of Justice.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended.  These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations.  For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports.  You are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this press release and speak only as of the date of this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For Four Oaks Fincorp, Inc.
Jeffrey D. Knowles, 202-344-4860
Brad Crone, 919-834-8286